Exhibit 99.11

LAURUS MASTER FUND, LTD.
c/o Laurus Capital Management, LLC
335 Madison Avenue
New York, New York 10017

December 21, 2007

Verso Technologies, Inc.
400 Galleria Parkway, Suite 200
Atlanta, Georgia 30303
Attention: Chief Financial Officer

                    Re: Amendment to Warrants

Ladies and Gentlemen:

          Reference is made to (a) the Security Agreement dated as of September 20, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Security Agreement”) by and between Verso Technologies, Inc., a Minnesota corporation (the “Company”), certain Eligible Subsidiaries (as defined in the Security Agreement) and Laurus Master Fund, Ltd. (“Laurus”), (b) the Common Stock Purchase Warrant dated September 20, 2006 issued by the Company in favor of Laurus for up to 600,000 Shares of Common Stock of the Company (as amended, restated, modified and/or supplemented from time to time, the “600,000 Warrant”) and (c) the Common Stock Purchase Warrant dated September 20, 2006 issued by the Company in favor of Laurus for up to 1,321,877 Shares of Common Stock of the Company (as amended, restated, modified and/or supplemented from time to time, the “1,321,877 Warrant” and together with the 600,000 Warrant, the “Warrants” and each a “Warrant”). Capitalized terms used herein that are not defined shall have the meanings given to them in the Security Agreements.

          In order to induce Laurus to continue to extend to the Company the financial accommodations contemplated by the Security Agreement, the Company has agreed to amend the Warrants on the terms and conditions set forth below.

          In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that Section 10 of each of the Warrants is hereby amended by replacing the percentage “4.99%” with “9.99%” in the tenth (10th) and twelfth (12th) lines thereof.

          This letter agreement shall become effective upon receipt by Laurus of a copy of this letter agreement executed by the Company.

          Except as specifically amended herein, the Security Agreements, the Warrants and the other Ancillary Agreements (as defined in the Security Agreements) shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy of Laurus, nor constitute a waiver of any provision of the Security Agreements, the Warrants and the other Ancillary Agreements. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

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          This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

Very truly yours,

LAURUS MASTER FUND, LTD.

By:

Name:
Title:

PSOURCE STRUCTURED DEBT LIMITED

By: Laurus Capital Management, LLC
Its: Investment Manager

By:

Name:
Title:

VALENS U.S. SPV I, LLC

By: Valens Capital Management, LLC
Its: Investment Manager

By:

Name:
Title:

CONSENTED AND AGREED TO:

VERSO TECHNOLOGIES, INC.

By:	/s/ Martin D. Kidder

Name: Martin D. Kidder
Title: CFO